Exhibit 10.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Robert J. Weatherbie
Chief Executive Officer
Team Financial, Inc.
(913) 294-9667
bob.weatherbie@teamfinancialinc.com

Team Financial, Inc. Announces Steps Taken to Enhance Capital Position

Paola, Kansas, June 24, 2008 - Team Financial, Inc. (NASDAQ: TFIN) today announced that it has selected Sandler O’Neill + Partners, L.P. to serve as financial advisor to assist the Company and its Board with respect to its analysis of strategic alternatives, including capital planning efforts to better position the Company for future opportunities.

The Company also announced that it has suspended paying cash dividends on its common stock in order to enhance its capital position.  The move is in response to the current operating environment as the Company seeks higher levels of capital during the current economic cycle.

“We recognize that dividend payments are important to our shareholders.  However, we are taking this action to strengthen our balance sheet and capital position.  The protection of long-term shareholder value is essential in light of our current operating environment,” said Robert J. Weatherbie, Chairman and CEO of Team Financial, Inc.

Management estimates that the dividend suspension will result in the Company retaining approximately $1.1 million of capital per year.  While the Company expects to reassess the feasibility of dividend payments quarterly and hopes to reinstate dividends when capital levels and the operating environment improve, the timing of any future dividends is not known.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K/A for the fiscal year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008, risks of adverse changes in results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the economic conditions in areas the Company’s borrowers are located, risks associated with the adverse effects of governmental regulation,  changes in regulatory oversight, interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.